Exhibit 3.1(b)

CERTIFICATE OF CORRECTION TO THE
Amended and restated CERTIFICATE OF incorporation
OF
Athena Technology Acquisition Corp. II

(Pursuant to 6 Del. C. §103)

Athena Technology Acquisition Corp. II (the “Corporation”), corporation organized and existing under and by virtue of the Delaware General Corporation Law, does hereby certify that:

1. An Amended and Restated Certificate of Incorporation (“Certificate”) was filed with the Delaware Secretary of State on December 14, 2021 and said Certificate is an inaccurate record of the action therein referred to, in that a provision related to the authorized shares was inadvertently omitted from Article IV, Section 4.3.

2. The Certificate is hereby corrected to add the following text as Article IV, Section 4.3(a)(iv) as follows:

“(iv) The number of authorized shares of the Class A Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Class A Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Amended and Restated Certificate (including any certificate of designation relating to any series of Preferred Stock). The holders of Class B Common Stock are entitled to vote as a separate class to increase the authorized number of shares of Class B Common Stock.”

3. This Certificate of Correction is permitted by §103 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned authorized officer has executed, signed and acknowledged this Certificate of Correction this 14th day of January, 2022.

Athena Technology Acquisition Corp. II

By:	/s/ Isabelle Freidheim
Name:	Isabelle Freidheim
Title:	Chief Executive Officer